Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, (866) 248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC ENTERTAINMENT INC. ANNOUNCES A CASH TENDER OFFER

FOR ITS OUTSTANDING $600.0 MILLION 9.75%

SENIOR SUBORDINATED NOTES DUE 2020

Leawood, Kansas (— May 26, 2015)— AMC Entertainment Inc. (NYSE:AMC) (“AMC” or the “Company”) today announced that it is commencing a tender offer to purchase any and all of its outstanding $600.0 million in aggregate principal amount of its 9.75% Senior Subordinated Notes due 2020 (the “Notes”) through a cash tender offer (the “Tender Offer”).

The Tender Offer will expire at 08:00 a.m. New York City time on June 2, 2015, (such date, as may be extended, the “Expiration Date”). Under the terms of the Tender Offer, holders of the Notes who validly tender and do not validly withdraw their Notes prior to the Expiration Date, will receive an amount equal to $1,093.00 per $1,000 in principal amount of Notes validly tendered (the “Total Consideration”).

Offer Relates to Outstanding Aggregate Principal Amount	Security Description	Total Consideration(1)
$600,000,000	9.75% Senior Subordinated Notes due 2020	$1,093.00

(1) Per $1,000 principal amount of Notes validly tendered and accepted. Holders will receive in cash an amount equal to accrued and unpaid interest in addition to the Total Consideration.

Holders whose Notes are purchased in the Tender Offer will also be paid accrued and unpaid interest from the most recent interest payment date on the Notes to, but not including, the date of payment for the Notes accepted for purchase.

The obligation of the Company to purchase Notes under the Tender Offer is subject to certain conditions, including the receipt of net proceeds from an offering of debt securities in an amount sufficient, together with other available cash, to fund the purchase of any and all of the Notes validly tendered pursuant to the Tender Offer, to pay all accrued interest on the Notes purchased and to pay all fees and expenses of the Tender Offer. If any of the conditions are not satisfied, the Company is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes and may even terminate the Tender Offer. Full details of the terms and conditions of the Tender Offer are included in the Company’s offer to purchase, dated May 26, 2015, the related letter of transmittal and the notice of guaranteed delivery.

Copies of documents relating to the Tender Offer may be obtained from Global Bondholder Services Corp., the Information Agent, at http://www.gbsc-usa.com/AMC, or by telephone at (866)-470-3700 or (212) 430-3774. Citigroup Global Markets Inc. will act as Dealer Manager for the Tender Offer. Questions regarding the Tender Offer and may be directed to Citigroup Global Markets Inc.at (800) 558-3745 (U.S. toll-free) and (212) 723-6106 (New York).

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The Tender Offer is being made solely pursuant to the offer to purchase, dated as of May 26, 2015, the related letter of transmittal and the notice of guaranteed delivery, which set forth the complete terms of the Tender Offer.

About AMC Entertainment Inc.

AMC is the guest experience leader with 347 locations and 4,972 screens located primarily in the United States. AMC has propelled innovation in the theatrical exhibition industry and continues today by delivering more comfort and convenience, enhanced food & beverage, greater engagement and loyalty, premium sight & sound, and targeted programming. AMC operates the most productive theatres in the country’s top markets, including No. 1 market share in the top three markets (NY, LA and Chicago). www.amctheatres.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; continued effectiveness of our strategic initiatives; the impact of shorter theatrical exclusive release windows; the impact of governmental regulation, including anti-trust review of our acquisition opportunities; unexpected delays and costs related to our optimization of our theatre circuit; and failures, unavailability or security breaches of our information systems.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on

March 12, 2015, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.